Exhibit (10.1)

Summary of Cash Compensation For Non-Employee Directors

Cash compensation for non-employee members of the Board of Directors (the “Board”) of Oshkosh Truck Corporation, effective October 1, 2004, consists of payment of the following: (i) an annual retainer of $35,000 for each non-employee director; (ii) an annual retainer of $5,000 for each non-employee director who is a chair of a Board Committee; and (iii) a fee of $1,500 for each meeting of the Board or a Board Committee that a non-employee director attends either in person or via telephone.